UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 24, 2008 (January 22, 2008)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-52013	20-0640002
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)
5 Penn Plaza (4th Floor), New York, New York 10001
(Address of principal executive offices, including zip code)
(212) 246-6700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Promotion of Daniel Gallagher to Chief Financial Officer
     On January 22, 2008, Town Sports International Holdings, Inc. (the “Company”) announced that Daniel Gallagher will become Chief Financial Officer, effective March 31, 2008, succeeding Richard Pyle, who has served as Chief Financial Officer since May 1987. Following March 31, 2008, Mr. Pyle will continue to work with the Company and its subsidiaries in an advisory capacity as a consultant.
     Mr. Gallagher, age 39, has been Senior Vice President – Finance since November 2007. Prior to that Mr. Gallagher served as Vice President – Finance of the Company (or its predecessor) since February 1999. Mr. Gallagher is a former Certified Public Accountant in the State of New York and holds a Bachelor of Science in Accounting from Villanova University. Mr. Gallagher’s current annual base salary is $212,500. Effective March 31, 2008, Mr. Gallagher’s annual base salary will increase to $275,000. In addition, in connection with his promotion, on the third business day following the Company’s public announcement of its 2007 fiscal year earnings, Mr. Gallagher will receive 100,000 options to purchase shares of common stock of the Company.
     A copy of the Company’s press release announcing the foregoing is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Resignation of Richard Pyle as Chief Financial Officer
     In connection with Mr. Pyle’s departure, the Company entered into a letter agreement with him, dated January 22, 2008 (the “Letter Agreement”). The Letter Agreement provides that, in exchange for a release of claims against the Company and its affiliates and the covenants referred to below, Mr. Pyle will receive, as severance, (i) an amount equal to his current base salary through August 31, 2008, payable in accordance with the payroll policies of the Company, (ii) a pro rata annual bonus for fiscal year 2008 (which bonus will be payable at such time as bonuses are paid to the Company’s employees generally), (iii) the continuation of health and dental coverage for five years, with the Company continuing to pay the same portion of the premiums as it does for current employees, and (iv) lifetime memberships at the Company’s fitness clubs for Mr. Pyle, his wife and children.
     The Letter Agreement also provides that Mr. Pyle will provide consulting services for the Company from September 1, 2008 through August 31, 2009 in consideration for $5,000 per month. The consulting arrangement is terminable by the Company or Mr. Pyle upon 30 days’ prior notice. The Letter Agreement also provides that Mr. Pyle will be subject to: (a) a covenant not to compete for a period of two (and, in certain instances, three) years following the end of the consulting period (the “Restricted Period”); (b) a covenant not to solicit the employees and consultants of the Company and its subsidiaries during the Restricted Period; and (c) a covenant not to solicit the customers or suppliers of the Company and its subsidiaries and a covenant not to disclose confidential information during the consulting term and at all times thereafter.
Executive Severance Agreement
     On January 21, 2008, the Compensation Committee of the Board of Directors of the Company authorized the Company to enter into a severance agreement (the “Executive Severance Agreement”)

with each executive officer of the Company, including Alex Alimanestianu, Chief Executive Officer; Daniel Gallagher, Senior Vice President – Finance; David M. Kastin, Senior Vice President – General Counsel; Jennifer Prue, Chief Information Officer; James Rizzo, Senior Vice President – Human Resources; and Christopher Ruta, Senior Vice President – Sales and Operations.
     The Executive Severance Agreement provides that if the executive officer’s employment is terminated by either (i) the Company without cause or (ii) by the executive officer for good reason (as each such term is defined in the Executive Severance Agreement) within a period of six (6) months following a change in control (as defined in the Executive Severance Agreement), then the executive officer will receive the following severance: (i) an amount equal to one year of the executive officer’s base salary, payable in twelve equal monthly installments; (ii) a pro rata annual bonus for the fiscal year in which the termination occurred (which bonus will be payable at such time as bonuses are paid to the Company’s employees generally); and (iii) the continuation of health and dental coverage for up to one year, with the Company continuing to pay the same portion of the premiums as it does for current employees. The foregoing severance is subject to (i) a covenant by the executive officer to not compete with the Company or its subsidiaries for a period of one year following the termination date; (ii) a covenant not to solicit the employees, consultants customers or suppliers of the Company and its subsidiaries for the one-year period following the termination date; and (iii) a covenant not to disclose confidential information at all times following the termination date.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Company’s Press Release, dated January 22, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)
Date: January 24, 2008	By:	/s/ Richard Pyle
Richard Pyle
Chief Financial Officer

EXHIBIT INDEX
99.1	Company’s Press Release, dated January 22, 2008